Exhibit 99.1

Cornerstone Merger With SmartFinancial

Approved by Federal Reserve Board

CHATTANOOGA, TN – July 29, 2015 — Cornerstone Bancshares, Inc. (“Cornerstone”; OTCBB: CSBQ; CSBQP), parent company of Cornerstone Community Bank (“Bank”), received official notification in a letter dated July 22, 2015, that the Board of Governors of the Federal Reserve System approved the application by Cornerstone to merge with SmartFinancial, Inc., parent company of SmartBank.

“Both Boards of Directors and our respective shareholders had already voted overwhelmingly in favor of the merger,” said SmartFinancial’s President and CEO Billy Carroll. “This federal approval gives us the green light to move full steam ahead in putting this partnership together.”

Upon completion of the proposed merger, which is expected to take place by August 31, 2015, the combined holding company will have approximately $1 billion in total assets, with 12 branch locations in the East Tennessee and the Florida Panhandle markets. After the banks are subsequently merged, the combined bank is expected to become the twelfth largest bank chartered in Tennessee and will be operated under the SmartBank name.

“We believe the ‘Smart’ name really fits the dynamic vision and profile of where we’re going for the future,” said Cornerstone’s Chairman Miller Welborn. “With SmartBank’s strengths in technology and cutting edge banking solutions, combined with Cornerstone’s solid foundation in the innovation district of the Gig City, this brand really works.”

About SmartFinancial, Inc.

SmartFinancial, Inc. is a single-bank holding company based in Pigeon Forge, Tennessee that operates SmartBank, a full-service commercial bank founded in 2007, with seven branches throughout East Tennessee and the Florida Panhandle. Recruiting the best people, delivering exceptional client service, strategic branching and a conservative and disciplined approach to lending have all given rise to SmartBank’s success. More information about SmartFinancial can be found on its website: www.smartbank.com.

About Cornerstone Bancshares, Inc.

Cornerstone Bancshares, Inc. (OTCBB: CSBQ, CSBQP) is a single-bank holding company based in Chattanooga, Tennessee that operates Cornerstone Community Bank, a full-service commercial bank founded in 1996, with five branches throughout the Chattanooga MSA and one loan production office in Dalton, Georgia. Cornerstone specializes in providing customized financial solutions for businesses and consumers, by offering a comprehensive range of products and services designed to help companies and individuals build strong financial foundations. More information about Cornerstone can be found on its website: www.cscbank.com.

Media & Investor Relations Contact

Frank Hughes, President & CEO

Cornerstone Bancshares, Inc.

423-385-3009

Forward-Looking Statements

Certain of the statements made in this release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of Cornerstone, SmartFinancial and their respective management regarding the companies’ strategic directions, prospects, future results and benefits of the merger, are subject to numerous risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which Cornerstone and SmartFinancial operate, governmental regulations, the ability to obtain regulatory approval, the possibility that conditions to completion of the merger will not be satisfied, the ability to complete the merger in the expected timeframe, the companies’ competitive environment, cyclical and seasonal fluctuations in their operating results, and other risks.